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                      May 10, 2024

       Boipelo Lekubo
       Financial Director
       Harmony Gold Mining Co Ltd
       Randfontein Office Park
       CNR Ward Avenue and Main Reef Road
       Randfontein, South Africa 1759

                                                        Re: Harmony Gold Mining
Co Ltd
                                                            Form 20-F for the
Fiscal Year Ended June 30, 2023
                                                            File No. 001-31545

       Dear Boipelo Lekubo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Shela Mohatla